Exhibit 99.4

CROWN CRAFTS, INC.

RESTRICTED STOCK GRANT AGREEMENT

(Pursuant to the 2014 Omnibus Equity Compensation Plan)

THIS RESTRICTED STOCK GRANT AGREEMENT (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”), by and between Crown Crafts, Inc., a Delaware corporation (the “Company”), and the individual listed below (the “Participant”).

1.     Grant of Shares. Pursuant to the Crown Crafts, Inc. 2014 Omnibus Equity Compensation Plan (the “Plan”; unless otherwise defined herein, capitalized terms used in this Agreement have the meanings set forth in the Plan), the Company hereby grants to the Participant, as of the Date of Grant, that number of shares of Series A common stock, par value $0.01 per share, of the Company (“Company Stock”) that may become vested as set forth below (the “Restricted Stock”), in accordance with the terms and conditions of this Agreement and subject in all respects to the terms and conditions set forth in the Plan, which is incorporated herein by this reference and made a part hereof.

Participant	Date of Grant	Number of Shares of Company Stock
________________________	_____________________	________________________

Vesting Schedule:

Except as otherwise set forth herein, the shares of Restricted Stock shall become vested, and the restrictions described in Sections 2(b) and 2(c) hereof shall lapse, on [each of] [____________________] ([each, a] [the] “Vesting Date”), provided that (i) the Participant continues to be employed by, or provide service to, the Employer through the [applicable] Vesting Date and (ii) the performance criteria, if any, set forth on Appendix A, attached hereto and incorporated herein by this reference, with respect to the [applicable] Vesting Date have been met.

Vesting Upon Death or Disability:

In the event the Participant dies or becomes Disabled during the Restriction Period (as defined below) and while employed by, or providing service to, the Employer, the Restriction Period shall end immediately upon the occurrence of the Participant’s death or Disability and all unvested shares of Restricted Stock will automatically vest in full at such time.

Vesting Upon Change of Control:

In the event a Change of Control occurs during the Restriction Period and while the Participant is employed by, or providing service to, the Employer, the Restriction Period shall end on the date of the effective time of such Change of Control and all unvested shares of Restricted Stock will automatically vest in full on such date.

2.     Vesting and Nonassignability of Restricted Stock.

(a)     The shares of Restricted Stock will become vested as set forth in Section 1 hereof.

(b)     Except as otherwise provided in this Agreement, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before the Restricted Stock fully vests, then the shares of Restricted Stock that are not then vested shall be forfeited and immediately returned to the Company.

(c)     During the period before all of the shares of Restricted Stock vest (the “Restriction Period”), the unvested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

(d)     If the Vesting Schedule set forth in Section 1 hereof would result in the Participant vesting in a fractional share of Restricted Stock, the number of shares in which the Participant becomes vested shall be rounded down to the nearest whole share of Restricted Stock.

3.     Issuance of Certificates.

(a)     Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold evidence of the issuance of shares in book-entry form until the Restricted Stock vests. The Participant agrees to execute, if required by the Company, a stock power with respect to each stock certificate representing shares of Restricted Stock, or other evidence of book-entry stock ownership, in favor of the Company. When the Participant obtains a vested right to shares of Restricted Stock, a certificate, or evidence of the issuance of shares in book-entry form, representing the vested shares shall be delivered to the Participant, free of the restrictions under Sections 2(b) and 2(c) of this Agreement.

(b)     During the Restriction Period, the Participant shall receive any cash dividends with respect to the shares of Restricted Stock, may vote the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the unvested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(c)     The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4.     Withholding of Taxes. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock. To the extent applicable, the Committee may provide that upon vesting the number of shares of Restricted Stock will be reduced by a number of shares of Restricted Stock sufficient to satisfy the amount of any federal, state or local income and employment taxes associated with vesting of the Restricted Stock. In no event will the amount of withholding exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

5.     Successors and Assigns. The rights and protections of the Company hereunder will extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

6.     Clawback Rights. The Participant agrees that the Participant will be subject to any compensation, clawback and recoupment policies that may be applicable to the Participant, as in effect from time to time and as approved by the Board, the Committee or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

7.     Amendment of Agreement. Without limitation of Section 6 or Section 12 hereof, this Agreement may be amended in accordance with the provisions of the Plan and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

8.     Grant Subject to Plan Provisions. The grant reflected by this Agreement (a) is made pursuant to the Plan, the terms of which are incorporated herein by reference, (b) in all respects will be interpreted in accordance with the Plan and (c) is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of shares of Company Stock, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee will have the authority to interpret and construe the grant and this Agreement pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder or with respect such grant.

9.     No Employment or Other Rights. This Agreement will not confer upon the Participant any right to be retained in the employment or service of the Employer and will not interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time. The right of the Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

10.     Notice. Any notice to the Company provided for in this Agreement will be addressed to the Company in care of the Corporate Secretary at the Company’s corporate headquarters, and any notice to the Participant will be addressed to the Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice will be delivered by hand, sent by facsimile or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or with an overnight courier.

11.     Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.     Application of Section 409A of the Code. The grant is intended to be exempt from Section 409A of the Code, and this Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 409A of the Code, and the Participant hereby acknowledges and consents to such rights of the Committee.

13.     Severability. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

14.     Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and any of the parties or signatories hereto may execute this Agreement by signing any such counterpart. Electronic signatures in the form of handwritten signatures on a facsimile transmittal and scanned and digitized images of a handwritten signature (e.g., scanned document in PDF format) shall have the same force and effect as original manual signatures.

15.     Participant Acceptance. By signing below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement and accepts the Restricted Stock as of the Date of Grant. The Participant accepts as binding, conclusive and final all decisions and determinations of the Committee upon any questions arising under this Agreement or the Plan. The Participant acknowledges delivery of the Plan and the Plan prospectus together with this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant set forth herein.

COMPANY:	PARTICIPANT:

CROWN CRAFTS, INC.
(Signature)

By:
Name:	(Printed Name)
Title:

[Signature Page to Restricted Stock Grant Agreement]

Appendix A

[Performance criteria, if applicable, to be determined at the time of grant.]